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EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Harvard Bioscience, Inc. and subsidiaries:

        We consent to the incorporation by reference in registration statements Nos. 333-53848 and 333-104544 on Form S-8 of Harvard Bioscience, Inc. and subsidiaries of our report dated March 15, 2005, with respect to the consolidated balance sheets of Harvard Bioscience, Inc. as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2004, and our report dated April 28, 2005 with respect to management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004 annual report on Form 10-K/A of Harvard Bioscience, Inc.

        Our report dated April 28, 2005, on management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2004, expresses our opinion that Harvard Bioscience, Inc. did not maintain effective internal control over financial reporting as of December 31, 2004 because of the effect of a material weakness on the achievement of the objectives of the control criteria and states that the Company's policies and procedures did not provide for an effective review of amounts reported for its income tax provision, that was prepared by a public accounting firm.

/s/ KPMG LLP
Boston, Massachusetts April 28, 2005

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  EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm